SCHEDULE 14A INFORMATION

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERICAN VANGUARD CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

May 15, 2007

Dear Stockholder:

It is our pleasure to invite you to American Vanguard Corporation’s Annual Meeting of Stockholders in Newport Beach, California on June 7, 2007. In the following pages you will find information about the meeting plus a Proxy Statement.

If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope.

We are grateful for your continuing interest in American Vanguard. In person or by proxy, your vote is important. Thank you.

Sincerely,

AMERICAN VANGUARD CORPORATION

Eric G. Wintemute

President and Chief Executive Officer

AMERICAN VANGUARD CORPORATION

4695 MacArthur Blvd., Suite 1250

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2007

To the Stockholders of American Vanguard Corporation:

The Annual Meeting of the Stockholders (the “Annual Meeting”) of American Vanguard Corporation, a Delaware corporation, will be held at the Fairmont Newport Beach, 4500 MacArthur Boulevard, Newport Beach, California, on Thursday, June 7, 2007. The meeting will begin promptly at 11:00 a.m. local time. Matters to be voted on at the meeting are:

1.	Elect seven directors until their successors are elected and qualified;

2.	Ratify the appointment of BDO Seidman, LLP as independent accountants for the year ending December 31, 2007;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on May 4, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A copy of the Company’s Annual Report, including financial statements for the year ended December 31, 2006, is enclosed with this Notice.

It is important that your shares be represented whether or not you plan to attend the Annual Meeting. Please sign, date, and return the enclosed proxy in the enclosed postage-paid return envelope. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

By Order of the Board of Directors

James A. Barry

Senior Vice President, Chief Financial Officer,

Treasurer and Secretary

Newport Beach, California

May 15, 2007

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court

Newport Beach, CA 92660

PROXY STATEMENT

Annual Meeting of Stockholders to be held June 7, 2007

Proxy Solicitation by the Board of Directors

GENERAL

This statement is furnished in connection with the Annual Meeting of Stockholders of American Vanguard Corporation (the “Company”) to be held at the Fairmont Newport Beach, 4500 MacArthur Boulevard, Newport Beach, California, at 11:00 a.m. local time on June 7, 2007. Stockholders of record at the close of business on May 4, 2007 will be entitled to vote at the meeting.

Proxies are being solicited by the Board of Directors of the Company (the “Board”). The Company will bear all costs of the solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and other employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone, telecommunication, or other similar means to obtain proxies. If the enclosed proxy is executed and returned, the shares represented by the proxy will be voted as specified therein. If a proxy is signed and returned without specifying choices, the shares will be voted “FOR” the election of each nominee for director as set forth in this Proxy Statement, “FOR” the proposal to ratify the appointment of BDO Seidman, LLP as independent accountants for 2007, and in the Board’s discretion as to other matters that may properly come before the Annual Meeting.

Any stockholder has the power to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company’s Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a stockholder at the Annual Meeting will not in itself revoke his or her proxy. This Proxy Statement is being mailed to stockholders on or about May 15, 2007.

SECURITIES ENTITLED TO VOTE

The Board has fixed the close of business on May 4, 2007, as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the Annual Meeting. The Company has only two authorized classes of shares, Preferred Stock and Common Stock, each with a par value of $0.10 per share. There are 400,000 shares of Preferred Stock authorized, none of which have been issued. There are 40,000,000 shares of Common Stock authorized, of which 26,217,058 are outstanding as of May 15, 2007. Each stockholder will be entitled to one vote, in person or by proxy, for each share standing in his or her name on the Company’s books as of the record date.

QUORUM

In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by proxies in which authority to vote for any matter is considered “withheld”, proxies which are marked “abstain” or proxies as to which there is a “broker non-vote” will be counted as shares present for purposes of determining the presence of a quorum. Broker non-votes occur when nominees (such as brokers holding shares on behalf of beneficial owners) do not receive voting instructions from the beneficial owners and do not have discretionary authority to vote.

VOTE REQUIRED

The seven directors to be elected by the holders of Common Stock shall be the seven candidates receiving the highest number of votes cast by holders of Common Stock. Cumulative voting is not permitted. Only votes cast for a nominee will be counted. Abstentions or directions to withhold votes will result in those nominees receiving fewer votes, but will not count as a vote against the nominees.

Approval of the proposal to ratify the appointment of BDO Seidman, LLP as independent accountants will require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will not be treated as votes cast at the meeting and, therefore, will have no effect on such proposal. Approval of any other matter which may properly come before the meeting will require the affirmative vote of the majority of the votes cast at the meeting, except for any other proposals which may properly come before the meeting for which a different or greater vote is required by law.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company is elected annually. The Certificate of Incorporation and Bylaws, as each have been previously amended and restated, of the Company currently provide that the number of directors of the Board shall not be more than nine nor less than three. The Board has determined by resolution that it shall consist of seven members. Seven directors are to be elected at the Annual Meeting and will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal.

The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve, and all nominees are now directors, and were elected by the stockholders at the 2006 Annual Meeting of Stockholders.

NOMINEES FOR ELECTION AS DIRECTORS

Herbert A. Kraft has served as Co-Chairman of the Board since July 1994. Mr. Kraft served as Chairman of the Board and Chief Executive Officer from 1969 to July 1994. Age 83.

Glenn A. Wintemute has served as Co-Chairman of the Board since July 1994. Mr. Wintemute served as President of the Company and all operating subsidiaries from 1984 to July 1994 and was elected a director in 1971. He served as President of Amvac Chemical Corporation (“AMVAC”) from 1963 to July 1994. He is also the father of Eric G. Wintemute, the Company’s President and Chief Executive Officer. Age 82.

Eric G. Wintemute has served as a director of the Company since 1994. Mr. Wintemute has also served as President and Chief Executive Officer since July 1994. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. He is also the son of Glenn A. Wintemute, the Company’s Co-Chairman. Age 51.

Lawrence S. Clark has served as a director since February 2006. Mr. Clark is the Chief Operating Officer and CFO for Legendary Pictures, a motion picture production company that develops, co-produces and co-finances major motion pictures in partnership with Warner Bros. From 2000 to 2003, Mr. Clark was the Chief Financial Officer of Creative Artists Agency, a leading entertainment talent, literary and marketing agency. From 1997 to 2000, he served as Senior Vice President, Corporate Development for Sony Pictures Entertainment. Mr. Clark was Director—International for The Carlyle Group, a private equity firm, from 1995 to 1997. In 1992, he co-founded Global Film Equity Corp., which provided strategic, business advisory and capital raising services to media companies. From 1989 to 1992, Mr. Clark was Vice President, Corporate Finance at Salomon Brothers, Inc. Prior to that, he was a Corporate Finance Associate at Goldman Sachs & Co. from 1987 to 1989. Age 48.

John B. Miles has served as a director of the Company since 1999. Mr. Miles is a Partner with the law firm McDermott Will & Emery LLP and has held the position of partner since 1987. Prior to 1987, Mr. Miles was a partner with Kadison Pfaelzer Woodward Quinn & Rossi. Mr. Miles has previously served on boards of directors for public and private corporations. Age 63.

Carl R. Soderlind has served as a director of the Company since 2000. Mr. Soderlind served as Chairman and Chief Executive Officer of Golden Bear Oil Specialties, a producer of niche specialty oil and chemical products used in a variety of industrial applications from 1997 through 2001. From 1961 to 1996 he served in various capacities of Witco Corporation, with the most recent position being Senior Executive Vice President and member of the Management Committee. Age 73.

Irving J. Thau has served as a director of the Company since 2003. From 1962 to 1995, he held various positions with Ernst & Young LLP, where his primary responsibilities were directing and providing accounting, auditing, and business advisory services to publicly held and privately owned organizations. He was admitted to partnership in 1974, and most recently served as Ernst & Young’s West Region Director of Financial Advisory Services. In 1995, Mr. Thau founded Thau and Associates, Inc., a financial consulting company of which he currently serves as President. Mr. Thau is also a director and Chairman of the Audit Committee of American Home Mortgage Investment Corp. Age 67.

REQUIRED VOTE AND RECOMMENDATION

The seven directors to be elected by the holders of Common Stock shall be the seven candidates receiving the highest number of votes cast by holders of Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IDENTIFIED ABOVE.

CORPORATE GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of the Company’s core values, supporting the Company’s sustainable growth mission. The Company is committed to having sound corporate governance principles and practices. Please visit the Company’s website at www.american-vanguard.com for the Company’s current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, the Code of Ethics and Conduct and the Employee Complaint Procedures for Accounting and Auditing Matters, and Corporate Governance Guidelines, which are all available in print to any stockholder upon request.

THE INDEPENDENCE OF DIRECTORS

It is the expectation and practice of the Board that, in their roles as members of the Board, all members will exercise their independent judgment diligently and in good faith and in the best interests of the Company and its stockholders as a whole, notwithstanding any member’s other activities or affiliations.

The Board currently consists of seven members. The Board has determined that Messrs. Irving J. Thau, Carl R. Soderlind, John B. Miles, Herbert A. Kraft and Lawrence S. Clark, who constitute a majority of the Board, are “independent” in accordance with the applicable rules and listing standards currently prescribed by the New York Stock Exchange for general service on the Board. The Board’s determination concerning independence was based on information provided by the Company’s directors and discussions among the Company’s directors. The Board will re-examine the independence of each of its members at least once per year and more frequently during the year if there is any change in a member’s material relationship with the company that would interfere with the member’s exercise of independent judgment.

MEETINGS OF THE BOARD

The Board met eight times during the year ended December 31, 2006. All directors attended at least 75% of the aggregate of the number of meetings of the board and the total number of meetings held by all committees of the board for which they served.

The non-management directors of the Company meet at regularly scheduled executive sessions without any member of the Company’s management present. The individual who presides at these executive sessions is currently Herbert A. Kraft.

The Board does not mandate that its members attending the Annual Meeting of Stockholders. All directors did attend the 2006 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is currently composed of Messrs. Irving J. Thau (Chairperson), Carl R. Soderlind and Lawrence S. Clark, who are all non-employee directors and are financially literate. The Board has determined that all members of the Audit Committee are independent directors under the applicable rules and regulations currently prescribed by the Securities Exchange Commission (“SEC”) and the applicable rules and listing standards currently prescribed by the New York Stock Exchange, and that each of Irving J. Thau and Lawrence S. Clark are “audit committee financial experts” within the meaning of applicable SEC rules and regulations. The Audit Committee held seven meetings during the year ended December 31, 2006.

The responsibilities of the Audit Committee are set forth in the current Audit Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Employs the independent auditors, subject to stockholder ratification, to audit the Company’s consolidated financial statements.

•	Pre-approves all services performed by the independent auditors.

•	Provides oversight on the external reporting process and the adequacy of the Company’s internal controls.

•	Reviews the scope of the audit activities of the independent auditors and appraises audit efforts.

•	Reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors.

•	Establishes procedures for the receipt, retention and resolution of complaints, if any, regarding accounting, internal controls or auditing matters.

Please also see the Audit Committee Report contained in this Proxy Statement.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Carl R. Soderlind (Chairperson), John B. Miles and Lawrence S. Clark. The Board has determined that all members of the Compensation Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Board has also determined that at least two members of the Compensation Committee, who will administer the Company’s compensation plan(s), are “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are “outside directors” under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee held four meetings during the year ended December 31, 2006.

The responsibilities of the Compensation Committee are set forth in the current Compensation Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Establishes executive compensation policy consistent with corporate objectives and stockholder interest.

•	Oversees process for evaluating CEO performance against Board-approved goals and objectives and recommends to the Board compensation for the CEO.

•	Administers grants under the Company’s compensation plan(s).

Please also see the Compensation Committee Report contained in this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Messrs. John B. Miles (Chairperson), Carl R. Soderlind and Irving J. Thau. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors under the applicable rules and listing standards currently prescribed by the New York Stock Exchange. The Corporate Governance Committee held three meetings during the year ended December 31, 2006.

The responsibilities of the Nominating and Corporate Governance Committee are set forth in the current Nominating and Corporate Governance Committee Charter, which is available on the Company’s website (www.american-vanguard.com), and include:

•	Recommends to the Board nominees for election to the Board of Directors.

•	Reviews principles, policies and procedures affecting directors and the Board’s operation and effectiveness.

•	Oversees evaluation of the Board and its effectiveness.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with management the Company’s audited financial statements included in the 2006 Annual Report to Stockholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

We have discussed with BDO Seidman, LLP, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from BDO Seidman, LLP, a letter providing the disclosures required by Independence Standards Board Standard No. 1. (Independence Discussions with Audit Committees), as adopted by the Pubic Company Accounting Oversight Board in Rule 3600T, with respect to any relationships between BDO Seidman, LLP and the Company that, in their professional judgment, may reasonably be thought to bear on independence.

Based on the review and discussions described above, we have recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and the Company’s independent auditors. In addition, it is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations and the Company’s Code of Conduct and Ethics. In giving our recommendation to the Board of

Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

AUDIT COMMITTEE

Irving J. Thau, Chair

Carl R. Soderlind

Lawrence S. Clark

March 9, 2007

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of May 1, 2007 by persons who are beneficial owners of 5% or more of the outstanding Common Stock is set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(*)		Percent of Class
Herbert A. Kraft 4695 MacArthur Court Newport Beach, CA 92660	3,387,219	(1)	11.5%

Glenn A. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,999,626	(2)	6.9%

St. Denis J. Villere & Company 601 Poydras St., Suite 1808 New Orleans, LA 70130 (**)	3,082,590		10.3%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202 (**)	2,645,498		8.0%

Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,527,547	(3)	5.2%

Jay R. Harris 130 East End Ave. New York, NY 10028 (**)	2,278,303	(4)	7.8%

(*)	Beneficial ownership figures are adjusted for stock splits and stock dividends distributed to date.
(**)	Based on information reported to the SEC by or on behalf of such beneficial owner.

To the knowledge of the Company, the ownership of the Company’s outstanding Common Stock as of May 1, 2007, by persons who are directors and nominees for directors, the executive officers of the Company named in the Summary Compensation Table, and by all directors and officers as a group is set forth below. Unless otherwise indicated the Company believes that each of the persons set forth below has the sole power to vote and to dispose of the shares listed opposite his name.

Office (if any)	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership(*)		Percent of Class
Co-Chairman	Herbert A. Kraft 4695 MacArthur Court Newport Beach, CA 92660	3,387,219	(1)	11.5%

Co-Chairman	Glenn A. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,999,626	(2)	6.9%

Director, President & CEO	Eric G. Wintemute 4695 MacArthur Court Newport Beach, CA 92660	1,527,547	(3)	5.2%

Director	Carl R. Soderlind 4695 MacArthur Court Newport Beach, CA 92660	90,227	(9)	—	(13)

Director	John B. Miles 4695 MacArthur Court Newport Beach, CA 92660	91,950	(10)	—	(13)

Director	Irving J. Thau 4695 MacArthur Court Newport Beach, CA 92660	40,472	(11)	—	(13)

Director	Lawrence S. Clark 4695 MacArthur Court Newport Beach, CA 92660	7,663	(12)	—	(13)

President (GEMCHEM)	Bob Gilbane 4695 MacArthur Court Newport Beach, CA 92660	411,106	(5)	1.4%

Senior Vice President (AMVAC)	Glen D. Johnson 4695 MacArthur Court Newport Beach, CA 92660	113,719	(6)	—	(13)

Senior Vice President (AMVAC)	Christopher K. Hildreth 4695 MacArthur Court Newport Beach, CA 92660	183,537	(7)	—	(13)

Sr. V.P., CFO & Secretary/Treasurer	James A. Barry 4695 MacArthur Court Newport Beach, CA 92660	181,999	(8)	—	(13)

Directors and Officers as a Group (11)		8,035,065		27.5%

(*)	Beneficial ownership figures are adjusted for stock splits and stock dividends distributed to date.
(1)	Mr. Kraft owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees, except as to 13,834 shares held in an Individual Retirement Account. This figure includes 19,360 shares of Common Stock Mr. Kraft is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007.

(2)	Mr. Glenn Wintemute owns all of his shares with his spouse in a family trust where he and his spouse are co-trustees. This figure includes 19,360 shares of Common Stock Mr. Glenn Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007.
(3)	This figure includes 450,000 shares of Common Stock Mr. Eric Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007. Mr. Wintemute shares voting and investment power with his spouse with respect to certain shares, including 139,360 shares of Common Stock owned by Mr. Wintemute’s children for whom Mr. Wintemute and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(4)	This figure includes 1,065,594 shares of Common Stock Mr. Harris has either sole or shared voting or dispositive power for which he disclaims beneficial ownership.
(5)	This figure includes 24,467 shares of Common Stock Mr. Gilbane is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007.
(6)	This figure includes 36,187 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007.
(7)	This figure includes 180,000 shares of Common Stock Mr. Hildreth is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007.
(8)	This figure includes 176,000 shares of Common Stock Mr. Barry is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007.
(9)	This figure includes 9,680 shares of Common Stock Mr. Soderlind is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007. Certain shares are held in a family trust where Mr. Soderlind and his spouse are co-trustees.
(10)	This figure includes 29,040 shares of Common Stock Mr. Miles is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007. Certain shares are held in a family trust where Mr. Miles and his spouse are co-trustees and certain shares are held by Mr. Miles or his spouse in individual retirement accounts.
(11)	This figure includes 33,880 shares of Common Stock Mr. Thau is entitled to acquire pursuant to stock options exercisable within sixty days of May 1, 2007.
(12)	This figure includes 533 shares of Common Stock owned by Mr. Clark’s minor children for whom Mr. Clark and his spouse are trustees or custodians and for which he disclaims beneficial ownership.
(13)	Under 1% of class.

SECTION 16(A) REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

Based solely on the Company’s review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, except as described below, the Company believes that during the year ended December 31, 2006 all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than ten percent beneficial stockholders were complied with: the Form 3 filed on February 24, 2006 for Lawrence Clark was filed 7 days late, and the Form 4 filed on March 31, 2006 for Lawrence Clark was filed 49 days late.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The company’s compensation program has several objectives. First, we believe that our compensation should attract and retain top-quality executives. Many of our executives have transferred to the Company from our competitors, which are typically much larger organizations. In addition, we realize that our key executives could find work in the industry very easily. We must, therefore, be mindful that we do not fall below that of public companies of similar size in paying its executives. In February 2006, the Compensation Committee commissioned its compensation consultant, ECG Advisors, to review compensation of the top 10 most highly paid executives at the Company, including benchmarking against public companies having annual revenues of between $225 million and $400 million. According to that study, the Company’s executive salaries were between 4 percent above and 5 percent below the 50th percentile, executive bonuses were approximately 5 percent above the 50th percentile for target bonuses, and option values were 1 percent above the market.

Second, we believe in paying for performance. Performance, however, is not limited to company-wide objectives or personal goals. In fact, we hold our executives as a group accountable for both company-wide performance (typically in terms of net sales and net earnings) and individual performance, which varies by position. We are mindful of the fact that an executive may have an off-year, while the company has an excellent year, and vice versa. We take these factors into account in determining compensation, particularly incentive-based compensation.

Third, we believe that compensation decisions should be made with the benefit of as much current information as possible. Compensation decisions that are rigorously tied to formulas can lead to undesirable results and can fail to reward positive conduct. Indeed, it is very difficult to catalog in advance all of the factors that should be taken into account in making compensation decisions. While we do set company-wide goals and individual performance goals for our executives, when applying those criteria, we do take into account real market conditions, compensation trends, peer practices, and other factors in making compensation decisions. Thus, for example, if the entire industry is down due to unusual weather conditions, and our company has performed well compared to our peers, we will take that into account in setting compensation.

Fourth, we compensate, in part, so that our executives have a long term interest in the company’s success. This is especially so in the case of equity awards. Through granting options with a 7 to 10 year term, for example, we give the optionee motivation to plan for the long-term, rather than to seek to maximize short term returns at the expense of long term returns. Equity awards also serve to align our executives’ interests with those of our shareholders.

Elements of Compensation

Our named executive officers receive a base salary and certain benefits (including paid vacation, subsidized health and dental insurance, subsidized life insurance, and an automobile allowance). In addition, they participate in an annual incentive compensation plan and, from time to time, receive awards of equity, typically in the form of stock options. Further, they may choose to participate in voluntary benefit programs, such as a 401K plan and an Employee Stock Purchase Plan.

Base salary—base salary provides the executive with a reasonable standard of living and permits the company to put certain other elements of compensation at risk. Further, it would be virtually impossible to attract or retain qualified executives without this element of compensation. It forms the bulk of the executive’s compensation. This is the portion of compensation that does not vary with annual changes in company-wide performance or stock market fluctuations. The executive can count on his or her salary and can plan around it. In 2006, base salary accounted for more than half, but less than two-thirds of total compensation among named executive officers.

Benefits—health and dental insurance subsidies are also universally paid to executives in virtually all industries. In other words, the company must provide these subsidies in order to remain competitive. In addition, they are a good investment by the employer, as they serve to help keep the executives healthy or, when injury or sickness strikes, to bring them back to productive service. These coverages also help the executive to limit family medical expenses that, if not otherwise insured, might cause the executive severe financial hardship. Life insurance subsidies serve as a mechanism by which the company can give something of value back to the executive’s family in the case of death. We believe that when our executives join the company, they are not alone in making a commitment to us; their families are making a commitment as well. Finally, the automobile allowance serves to help the executive to offset the increasingly high cost of operating a motor vehicle. It is also a common perquisite, which the company offers in order to remain competitive. The size of the allowance is consistent with ensuring that the executive will have reliable transportation to and from work, rather than permitting the executive to obtain something extravagant.

Voluntary benefits—our 401K plan is a tool for retirement planning, which serves to encourage the executive to plan for retirement now. The company matching contribution has a strong retention effect; a generous 401K plan can make a significant difference in one’s employment decisions. The Company does not sponsor a defined benefit pension plan. Similarly, the American Vanguard Corporation Stock Purchase Plan serves as a means for retaining executives. It gives our executives (and other employees) the opportunity to acquire equity at a discount, which right is not available to outsiders. It also provides a means for acquiring stock at a discounted price through relatively minimal payroll deductions over a period of time. Further, the ESPP is a mechanism by which the executive can put some “skin in the game” by investing in the company. Equity ownership helps to align the executive’s interests with that of our shareholders and serves to foster a long term perspective in the executive.

The only two forms of long-term compensation are the Company’s equity awards and the executive’s voluntary participation in the 401K plan. Our policy for allocating between long-term (equity) and current compensation depends largely on the perceived value of the equity. For example, to the extent that the Company’s stock price has appreciated continuously over multiple quarters and industry prospects look promising, we would tend to place a greater value on an award of equity. Conversely, if the stock price has exhibited volatility or lost value over time, then we might place a lesser value on equity awards, particularly if industry conditions are fair to poor. In the former case, we would place a greater emphasis on equity awards, while, in the latter case, we would place a greater emphasis on current compensation.

The Compensation Committee, working with its compensation consultant, regularly visits the question of whether, when and how to award equity. In making its recommendation, the Committee considers the length of time since the last equity award, the performance of the Company’s stock, the Company’s financial performance, the executives’ performance, and the financial impact of making awards. The Committee’s recommendations are also guided by the research of its compensation consultant, including benchmarking of similarly situated companies as to the prevalence of equity awards and total compensation among senior executives. In addition, the Committee maintains a relatively continuous discourse with the Chief Executive Officer on both the performance and expectations of senior management. Through this hermeneutic, the Committee selects grant dates and recommends awards that are perceived to be of value, that are consistent with those made by our peers, that have a reasonable financial impact on the Company, and that are warranted by the Company’s and executives’ performance. The Committee is mindful of avoiding grants while in possession of material non-public information and, with respect to option grants in particular, pursuant to the Company’s 1994 Stock Incentive Plan, sets the strike price of the grant to be the closing price of the Company’s common stock as of the date of the award.

The Company is currently reviewing potential equity ownership guidelines for all of its executives

We do take into account the accounting and tax treatments for the Company of all forms of compensation. For example, in order to maximize the Company’s ability to deduct the executive compensation under the Internal Revenue Code of 1986, as amended, (“IRC”) Section 162(m), we have historically limited the number of Incentive Stock Option awards given to an individual in a given year to those having a fair market value of under $100,000. Further, under the terms of the Change of Control Agreements, benefits paid thereunder will be reduced to the extent that they would constitute a nondeductible “excess parachute payment” under IRC Section 280G or nondeductible “employee remuneration” under Section 162(m). We follow all applicable accounting rules and tax laws in respect of all forms of compensation; for example, we expense options and stock awards. Because the timing of this expense depends upon the vesting of these equity awards, we set vesting schedules to optimize deferring costs into the future. In making equity awards, we do consider the tax impact upon the recipient. We have tended to favor stock option awards over awards of restricted stock, as the latter can have immediate, adverse tax consequences for our executives.

Compensation Policies and Benchmarking

The Compensation Committee retains considerable discretion to structure and adjust compensation with respect to both individuals and executives as a group. We do not follow a formulaic approach toward setting compensation. While formulaic approaches do tend to lead to greater certainty in results, they can also have unintended consequences. It is very difficult to capture in a formula all of the factors that should be taken into account when setting or adjusting compensation. We believe that, in making compensation decisions, it is important to consider not only corporate performance, but also individual performance and further, that corporate performance should be considered in the context of the industry. Thus, for example, if company performance was behind plan in a down market, but the executive team performed well, the Compensation Committee might adjust the incentive pool downward and make reduced awards to executives. Conversely, if company performance was ahead of plan in a solid market, but certain executives were not contributing, then the Committee might reduce awards to those certain individuals.

The Chief Executive Officer defines performance goals for his direct reports (which include all of the other named executive officers) and, working with the board and the management team, defines financial performance goals for the company. These goals serve as the foundation upon which the Compensation Committee can build a compensation scheme in keeping with other information, including studies performed by the Committee’s compensation consultant as well as its own research and experience. Throughout the year, the Committee maintains an open dialogue with the CEO with respect to compensation philosophy, changing business conditions, and executive performance. Further, annually, the CEO provides the Committee with recommendations for defining the incentive pool and allocating that pool among employees generally. The CEO serves as a source of information for the Committee, and, in making its own decisions, the Committee does give consideration to the CEO’s recommendations. However, the Committee makes independent decisions with respect to compensation and freely draws upon all sources that it deems necessary for guidance in making its those decisions.

With respect to corporation performance, the Company considers several factors. First, we consider top and bottom line performance, specifically in terms of net sales and earnings per share. Specifically, we observe whether we have grown net sales and net earnings with respect to the prior year, the past several years, and the budget contained within the Company’s financial plan. Second, we look at the relative performance of each of our product lines and compare that performance to our product line budget. Third, we consider the relative performance of our company, particularly net sales and net earnings, with that of our peer companies. Fourth, we analyze whether we have met our strategic goals.

With respect to individual performance, without discussing more specific factors that are competition sensitive, we consider the following general factors in making compensation decisions. We believe that these factors are reasonable and attainable by our executives.

President and Chief Executive Officer

•	Achieving financial results that equal or exceed the Company’s financial plan.

•	Attracting and maintaining excellent relationships with desirable investors.

•	The setting and achievement of strategic goals, including anticipation of, and response to, industry trends.

•	Building and retaining a sound management team.

Senior Vice President, Chief Financial Officer, Secretary/Treasurer

•	Maintaining sound internal financial controls and accounting systems that result in timely and reliable financial disclosures.

•	Attracting and retaining sources of capital necessary to permit the Company to operate and to grow through acquisition.

•	Providing the CEO and board with long and short term budgets, including strategic capital planning.

•	Keeping the board apprised of current and recent financial performance in detail sufficient to permit the board to carry out its duties toward our shareholders.

Senior Vice President and Director of Business Development

•	Finding and acquiring new product lines that are accretive to the Company’s financial performance consistent with the Company’s financial plan.

•	Developing business opportunities through research and development, licensing, or other means.

•	Achieving growth of existing product lines through expansion of permitted uses, improvement of product performance, and packaging and delivery systems.

Senior Vice President and Director of Sales

•	Achieving net sales that equal or exceed those set forth in the Company’s financial plan.

•	Maintaining excellent relations with existing customers and attracting new customers.

•	Successfully launching new product lines.

•	Managing a global sales team and distribution chain for the Company’s products.

President of GemChem Inc.

•	Maintaining a continuous supply chain for raw materials and intermediates at globally competitive prices.

•	Launching new products and expanding the use of certain existing products outside of agriculture.

We might decide to increase compensation materially if some or all of the following factors were present: the executive’s compensation is materially below that of his or her peers; the executive has taken on additional responsibilities; the executive has saved the Company significant costs; the executive has far exceeded individual performance goals. Conversely, we might decide to decrease compensation materially if some or all of the following factors were present: the executive has shown an inability to carry out responsibilities or manage his or her function; the executive seeks to work on a reduced schedule; the executive has had material duties taken away; the executive’s function or duties material thereto have become materially less important to the Company.

With respect to equity awards, we would consider the relative value of prior stock option awards in determining whether or in what amount to make additional awards of equity. If, for example, recent option awards were under water, we might be more inclined to make an additional award of options or an award of restricted stock.

Severance and Change of Control Provisions

Each of the named executive officers is party to a Change of Control Severance Agreement dated as of January 1, 2004 and expiring December 31, 2008. Under the terms of those agreements, the employee is entitled to receive certain payments in the event that there is a change of control during the term of agreement and such employee is either terminated (for reasons other than cause) or resigns for good reason. If the employee is terminated for cause or due to death or disability, he is not entitled to severance under the agreement. Provided the conditions for payment are met, employee is entitled to receive a lump sum amount equal to two years’ base salary, 24 months’ worth of COBRA coverage for medical insurance, executive level outplacement costs, and acceleration of unvested options (or other securities to which employee may have a right). For purposes of these agreements, “change in control” is defined to mean, in effect, either (i) a merger or consolidation of the company in which those who were shareholders immediately before the effective time of the merger or consolidation have less than 50% of the voting power of the new corporation or entity; (ii) a sale or disposition of all or substantially all of the company’s assets; or (iii) when any person (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) directly or indirectly owns more than 50% of the common stock of the company. As a condition to payment, the employee must enter into a written release of claims against the company.

The company chose the three change of control events to protect these key executives in the event of new ownership. Our executive team has helped to build this company over many years into what it is today. In recognition of the team’s contribution, and out of a sense of fairness, we believe it is appropriate to make provision for the executive team in advance, given that a new owner would not likely have any allegiance to the team. Further, these arrangements would give current management a disincentive to undercut an otherwise desirable merger and serve to quantify the cost of termination of subject executives for any potential acquiror.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on the review and discussions referred to in paragraph (e)(5)(i)(A) of that Item, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K

Carl R. Soderlind, Chairman

Lawrence S. Clark, Member

John B. Miles, Member

EXECUTIVE OFFICERS OF THE COMPANY

The following persons are the current Executive Officers of the Company:

Name of Officer	Age	Capacity
Eric G. Wintemute	51	Director, President and Chief Executive Officer
James A. Barry	56	Senior Vice President, Chief Financial Officer & Secretary/Treasurer
Glen D. Johnson	52	Senior Vice President of AMVAC Chemical Corporation
Christopher K. Hildreth	55	Senior Vice President of AMVAC Chemical Corporation
Robert F. Gilbane	57	President of GemChem, Inc.

Information concerning Eric G. Wintemute is contained above under the caption “Nominees for Election as Directors.”

James A. Barry has served as Senior Vice President and Secretary since 1998. He has served as Treasurer since 1994 and as Chief Financial Officer of the Company and all operating subsidiaries since 1987. He also served as Vice President from 1990 through 1997 and as Assistant Secretary from 1990 to 1997. From 1990 to 1993, he also served as Assistant Treasurer. Mr. Barry also served as a director of the Company from 1994 through June 2004.

Glen D. Johnson has served as Senior Vice President and Director of Business Development of AMVAC since February 1999. Mr. Johnson was previously the North American Senior Marketing Manager for Contract Sales at Zeneca Ag Products. Prior to joining AMVAC, Mr. Johnson had over 20 years of experience in sales and marketing, acquisition and licensing, market development, and field research and development with three multinational agrochemical companies.

Christopher K. Hildreth has served as Senior Vice President and Director of Sales of AMVAC since February 2003. From 1980 to 1988, Mr. Hildreth held sales management positions at Pfizer Crop Protection. From 1988 to 1993, when United Agri Product (“UAP”) acquired Pfizer Crop Protection, Mr. Hildreth held sales management positions. From 1993 to 2001, he served as General Manager of UAP Canada. From 2001 to 2002, Mr. Hildreth held various executive positions at UAP, including Executive Vice President—International, President & General Manager—Distribution, and President—Products Company.

Robert F. Gilbane has served as President of GemChem since June 1999. He served as Executive Vice President from January 1994 (when the Company acquired GemChem) to June 1999. He co-founded GemChem in 1991 with Eric G. Wintemute.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash and other compensation for services rendered for the year ended December 31, 2006 paid or awarded by the Company and its subsidiaries to the its Chief Executive Officer and certain highly compensated executive officers of the Corporation, whose aggregate remuneration exceeded $100,000 (the “named executive officers”).

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (1)	Total ($)
Eric G. Wintemute President and Chief Executive Officer	2006	480,774	—	—	—	—	—	55,794	536,568

James A. Barry Sr. V.P., CFO & Secretary/Treasurer	2006	212,000	35,000	—	—	—	—	25,392	272,392

Glen D. Johnson Sr. Vice President of AMVAC	2006	229,744	50,000	—	—	—	—	16,920	296,664

Christopher K. Hildreth Sr. Vice President of AMVAC	2006	246,317	30,000	—	—	—	—	31,712	308,029

Robert F. Gilbane President of GemChem	2006	220,000	30,000	—	—	—	—	22,438	272,438

(1)	See table following for details of all other compensation.
(2)	Amounts reflect payments made in March 2007 for fiscal year 2006 performance.

Summary Compensation Table—

All Other Compensation

	Perquisites ($)		Tax Reimbursements ($)	Insurance Premiums ($)	Company Contributions to Defined Contribution Plans ($) (3)	Severance Payments / Accruals ($)	Change in Control Payments / Accruals ($)
Eric G. Wintemute	41,812	(1)	—	1,242	12,740	—	—
James A. Barry	8,604	(2)	—	2,322	14,466	—	—
Glen D. Johnson	11,928	(2)	—	1,242	3,750	—	—
Christopher K. Hildreth	13,800	(2)	—	1,242	16,670	—	—
Robert F. Gilbane	9,000	(2)	—	2,322	11,116	—	—

(1)	Automobile allowance—$16,812, personal expense allowance—$25,000
(2)	Automobile allowance
(3)	Effective January 1, 2007, the Company matches employee contributions to its 401(k) savings plan dollar for dollar up to 5% of base salary not to exceed $11,250 per annum.

Grants Of Plan-Based Awards

The following table sets forth the grant of plan-based awards for the year ended December 31, 2006 to the named executive officers. There were no grants of plan-based awards for the year ended December 31, 2006.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshhold ($ ) (c)	Target ($) (d)	Maximum ($) (e)	Threshhold ($) (f)	Target ($) (g)	Maximum ($) (h)
Eric G. Wintemute	N/A
James A. Barry	N/A
Glen D. Johnson	N/A
Christopher K. Hildreth	N/A
Robert F. Gilbane	N/A

Name (a)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Share) (k)	Grant Date Fair Value of Stock ($) (l)
Eric G. Wintemute	—	—	—	—
James A. Barry	—	—	—	—
Glen D. Johnson	—	—	—	—
Christopher K. Hildreth	—	—	—	—
Robert F. Gilbane	—	—	—	—

Outstanding Equity Awards At Fiscal Year-End

The following table shows, with respect to the named executive officers, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2006, with respect to options to purchase Common Stock of American Vanguard Corporation. The closing price of the Common Stock on December 29, 2006, the last trading day of American Vanguard’s fiscal year, was $15.90 per share.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Eric G. Wintemute	360,000	90,000	—	$3.67	12/31/2012
James A. Barry	80,000	—	—	$1.76	09/07/2008
James A. Barry	54,000	18,000	—	$3.94	03/21/2010
James A. Barry	24,000	16,000	—	$8.10	12/15/2010
Glen D. Johnson	36,000	24,000	—	$8.10	12/15/2010
Glen D. Johnson	187	—	—	$14.74	09/13/2012
Christopher K. Hildreth	180,000	—	—	$3.55	02/02/2010
Robert F. Gilbane	16,000	—	—	$1.76	09/07/2008
Robert F. Gilbane	8,000	16,000	—	$8.10	12/15/2010
Robert F. Gilbane	467	—	—	$14.74	12/13/2012

Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (i)
Eric G. Wintemute	—	—	—	—
James A. Barry	—	—	—	—
Glen D. Johnson	—	—	—	—
Christopher K. Hildreth	—	—	—	—
Robert F. Gilbane	—	—	—	—

Option Exercises And Stock Vested

The following table shows, with respect to the named executive officers, the number of shares acquired on the exercise of stock options and the value realized (market price less exercise price) for the year ended December 31, 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Eric G. Wintemute	—	—	—	—
James A. Barry	—	—	—	—
Glen D. Johnson	—	—	—	—
Christopher K. Hildreth	—	—	—	—
Robert F. Gilbane	80,000	1,191,600	—	—

Pension Benefits

The following table sets forth the pension benefits payable to the named executive officers for the year ended December 31, 2006. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Not Applicable	—	—	—	—

Non-Qualified Deferred Compensation

The following table sets forth the non-qualified deferred compensation benefits payable to the named executive officers for the year ended December 31, 2006. This table is for illustrative purposes only as the Company currently does not provide this benefit to the named executive officers.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawls/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (e)
Not Applicable	—	—	—	—	—

Potential Payments Upon Termination Or Change Of Control

The following table summarizes the estimated payments to be made to the Named Executive Officers in the event of a termination without cause or voluntary resignation for good reason after a change in control assuming, for illustration purposes, that such change in control had occurred on December 31, 2006.

	Salary ($)	COBRA Insurance Premiums ($)	Outplacement Services ($)	Accelerated Option Vesting ($) (1)	Total Change in Control Payments ($)
Eric G. Wintemute	1,004,000	24,000	25,000	—	1,053,000
James A. Barry	424,000	24,000	25,000	380,000	853,000
Glen D. Johnson	460,000	24,000	25,000	215,000	724,000
Christopher K. Hildreth	492,000	24,000	25,000	—	541,000
Robert F. Gilbane	440,000	24,000	25,000	143,000	632,000

(1)	At current market price on March 5, 2007 of $17.07

DIRECTOR COMPENSATION

The following table summarizes compensation paid to the Director’s of the Company for the year ended December 31, 2006.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Herbert A. Kraft	44,000	50,000	—	—	—	—	94,000
Glenn A. Wintemute	37,000	50,000	—	—	—	—	87,000
Eric G. Wintemute	—	—	—	—	—	—	—
Lawrence S. Clark	44,333	66,185	—	—	—	—	110,518
John B. Miles	52,000	50,000	—	—	—	—	102,000
Carl R. Soderlind	59,000	50,000	—	—	—	—	109,000
Irving J. Thau	67,500	50,000	—	—	—	—	117,500
Jay R. Harris	2,500	—	—	—	—	—	2,500

The Company has the following compensatory arrangements with the non-employee members of its Board of Directors:

Cash Compensation:

Effective as of January 1, each non-employee director of the Board of Directors is entitled to receive cash compensation for his or her services on the Board of Directors as follows:

•	Quarterly retainer fee of $5,000 for services on the Board of Directors.

•	Quarterly retainer fee of $2,500 for service as chairperson of the Audit Committee.

•	Quarterly retainer fee of $1,250 for service as chairperson of the Compensation Committee or the Nominating and Corporate Governance Committee.

•	Attendance fee of $2,500 per meeting of the Board of Directors.

•	Attendance fee of $1,000 per meeting of the committees of the Board of Directors, except that the Audit Committee chairperson will receive an attendance fee of $1,500 per Audit Committee meeting.

•	Per diem fee of $2,000 for special assignments as determined from time to time by the Board of Directors.

Stock Awards:

In accordance with the terms and conditions of the Company’s Amended and Restated 1994 Stock Incentive Plan, as amended through May 12, 2005 (the “Plan”), each non-employee director of the Board of Directors is entitled to receive awards of Restricted Stock or Restricted Stock Units (as each term is defined in the Plan) of the Company’s Common Stock, par value $.10 (“Common Stock”), as follows:

•	In connection with each non-employee director’s election or re-election to the Board of Directors, such director is entitled to receive an award that equals $50,000 (the “Stock Award”).

•

If a person is appointed to the Board of Directors for any partial year (for example, due to a vacancy on the Board of Directors), such director will receive a pro rata portion of the Stock Award as determined by the Compensation Committee or the Board of Directors.

•

Each Stock Award will be calculated based on the closing price of the Common Stock, as reported on the New York Stock Exchange or other national exchange on which the Common Stock is traded. No fractional share of any Stock Award will be issued; the value of such fractional share will be paid in cash.

•	Each Stock Award will vest immediately in full upon grant.

The Company has entered into written indemnification agreements with each of its directors. The agreement is effective as of the first day of such person’s service as a director. The agreement provides for contractual indemnification obligations by the Company to the extent permitted by applicable law and the advancement of expenses in connection therewith. The agreement also provides that any legal action against a director must be brought within two years from the date of the accrual of such action or such shorter period as provided by law.

See “Description of Compensatory Arrangements Applicable to Non-Employee Directors for 2005” which was filed as Exhibit 10.1 to the Company’s Form 8-K which was filed with the Securities and Exchange Commission on June 15, 2005.

Employee Contracts, Termination of Employment and Change of Control Arrangements

The Company and Eric G. Wintemute entered into a written employment agreement, dated as of January 15, 2003, pursuant to which Mr. Wintemute serves as the Company’s President and Chief Executive Officer. Mr. Wintemute’s annual base compensation is $435,000, with annual increases based on a percentage increase in the Consumer Price Index. Mr. Wintemute may receive a bonus in an amount as determined by the Board based on his performance against reasonable qualitative and quantitative benchmarks as determined by the Board. The agreement also provides Mr. Wintemute with certain additional benefits which are customary for executives at this level in the industry, including a car allowance of $1,500 per month and reimbursement of up to $25,000 for certain expenses. Mr. Wintemute’s agreement expires on December 31, 2007, provided that his employment may be earlier terminated for cause, disability or death. If the Company terminates Mr. Wintemute’s employment without cause and not due to disability or death, the Company shall pay to Mr. Wintemute an amount equal to his current annual base salary or his base salary due for the remainder of the term of the agreement, whichever is higher. If Mr. Wintemute dies during the term of the agreement, the Company will pay his designated beneficiary any amounts (including salary) and continue any benefits due to Mr. Wintemute under the agreement for 12 months after his death.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board for the year ended December 31, 2006 consisted of Messrs. Carl R. Soderlind, Lawrence S. Clark and John B. Miles. During 2006, no officer or employee of the Company served on the board of directors of any other entity, where any officer or director of such entity also served on the Company’s Board.

Related Person Transactions

John B. Miles, a current member of the Board and the Compensation Committee and the current chairperson of the Nominating and Corporate Governance Committee, is a partner in the law firm of McDermott Will & Emery LLP (“MWE”), which, among other firms, provides legal services to the Company. During FY2006, MWE, which has annual revenues in excess of $1 billion, provided legal services to the Company totaling approximately $470K.

STOCK PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative, five-year total return for the Company, the S&P 500 Stock Index, and a peer group selected by Value Line (Chemical—Specialty Industry). The graph assumes that the beginning values of the investments in the Company, the S&P 500 Stock Index, and the peer group of companies each was $100. All calculations assume reinvestment of dividends. Returns over the indicated period should not be considered indicative of future returns.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of American Vanguard Corporation appointed and the stockholders ratified BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the year ended December 31, 2006

BDO has served as independent accountants of the Company continuously since 1991. It is believed that its knowledge of the Company’s business gained through this period of service is valuable.

Aggregate fees for professional services rendered to the Company by BDO for the years ended December 31, 2006 and 2005, were (in thousands):

	2006	2005
Audit	$503	$474
Tax	186	135

	$689	$609

Audit fees for 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements of the Company including the audit of management’s assessment of internal controls under Section 404 of the Sarbanes Oxley Act, timely reviews of quarterly financial statements, consents, income tax provision procedures, and assistance with review of documents filed with the SEC.

Audit Related fees, if any, would primarily relate to assurance services, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards. There were none in 2006 and 2005.

Tax fees for 2006 and 2005 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits, advice related to acquisitions, and requests for technical advice from tax authorities.

Representatives of BDO are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE AND RECOMMENDATION

The affirmative vote of holders of a majority of the shares of Common Stock cast at the meeting is required to ratify the appointment of BDO Seidman, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION:

RESOLVED: That the action of the Audit Committee in employing BDO Seidman, LLP as independent accountants for the year 2007 to perform the functions assigned to them hereby is ratified.

COMMUNICATIONS

Communications to the Board

All communications to the Board or any individual director must be in written and addressed to them c/o American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

Proposals for Submission at Next Annual Meeting

Any stockholder who intends to present a proposal at the Company’s 2008 Annual Meeting of Stockholders must send the proposal to: American Vanguard Corporation, Attn: Corporate Secretary, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

If the stockholder intends to present the proposal at the Company’s 2008 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than January 10, 2008 and must comply with the requirements of the Exchange Act.

If the stockholder intends to present a proposal at the 2008 Annual Meeting of Stockholders, without inclusion of such proposal in the Company’s proxy materials, the proposal must be received by the Company no earlier than December 31, 2007 and no later than January 10, 2008, and must (i) present a proper matter for stockholder action under the Delaware General Corporation Law, (ii) comply with the requirements of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated, and (iii) comply with the requirements of the Exchange Act.

Stockholder Nomination of Directors

The Nominating and Corporate Governance Committee of the Board will consider nominees to the Board recommended by stockholders who comply with the following procedures. In order for a stockholder to nominate a candidate for director at the 2008 Annual Meeting of Stockholders, timely notice of the nomination must be given in writing as follows: American Vanguard Corporation, Attn: Chairperson of the Nominating and Corporate Governance Committee, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660. The committee will consider nominees to the Board of Directors recommended by stockholders who comply with procedures established by the committee as follows:

•

In order for a stockholder to nominate a candidate for director, timely notice of the nomination must be given in writing to the Chair of the committee. To be timely, such notice must be received at the principal executive offices of the corporation not less than ninety (90) days prior to any meeting of stockholders called for the election of directors.

•

Any notice of nomination must include (i) the stockholder’s name, address and number of shares of the corporation owned by such stockholder; (ii) the name, age, business address, residence address, and principal occupation of the nominee; (iii) the number of shares of the corporation beneficially owned by the nominee; (iv) information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws; (v) information as to whether the nominee can understand basic financial statements; and (vi) information as to the nominee’s other board memberships (if any). The stockholder must also submit with such notice the nominee’s written consent to be elected and to serve on the Board of Directors.

•	The committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

In considering candidates for the Board of Directors, the committee selects from candidates that exhibit a proven track record of relevant skills and characteristics in the context of the current makeup of the Board. The assessment includes a review of the candidate’s (i) understanding of the Company’s industry, (ii) experience as a member of senior management in this industry, (iii) experience as a member of the board of directors of a publicly-traded company, and (iv) acumen and experience in strategic planning, corporate finance, and mergers and acquisitions—all in the context of the perceived needs of the Board at that point in time.

ANNUAL REPORT ON FORM 10-K

Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K, excluding exhibits but including financial schedules (if applicable), filed with the SEC with respect to the year ended December 31, 2006. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

OTHER MATTERS

The Company’s Annual Report for the year ended December 31, 2006, accompanies this Proxy Statement but shall not be deemed incorporated herein. The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein. If any other matter properly comes before the Annual Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

James A. Barry

Senior Vice President, Chief Financial Officer

Treasurer and Secretary

Dated: May 15, 2007

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN VANGUARD CORPORATION

June 7, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”

PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE

IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. To elect seven directors for the ensuing year:		2. Ratify the appointment of BDO	☐	☐	☐
Seidman, LLP as independent auditors
for the year ended December 31, 2007

NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	☐ Lawrence S. Clark ☐ Herbert A. Kraft ☐ John B. Miles ☐ Carl R. Soderlind ☐ Irving J. Thau ☐ Eric G. Wintemute ☐ Glenn A. Wintemute

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

			☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AMERICAN VANGUARD CORPORATION

4695 MacArthur Court, Suite 1250

Newport Beach, California 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Undersigned hereby appoints ERIC G. WINTEMUTE and JAMES A. BARRY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of common stock of American Vanguard Corporation held of record by the Undersigned on May 4, 2007, at the Annual Meeting of Shareholders, to be held at the Fairmont Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on June 7, 2007, or at any adjournment thereof.

(Continued and to be signed on the reverse side)